Coopers                            Certified Public Accountants
& Lybrand










                    CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference of our report dated January 24, 1994 on our audits of consolidated financial statements and financial statement schedules of The Southern New England Telephone Company as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, included in this Annual Report on Form 10-K, in the following documents filed by The Southern New England Telephone
Company:

    . Registration Statement No. 33-51371 on Form S-3 relating to the registration of $540 million of Debt Securities.



                                              COOPERS & LYBRAND




Hartford, Connnecticut
March 23, 1994